Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

SILICON LABORATORIES INTERNATIONAL PTE. LTD.

AND

ENERGY AS

REGARDING SALE AND PURCHASE OF ALL OF THE SHARES IN

ENERGY MICRO AS

JUNE 6, 2013

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TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS

Exhibit A	Earn-Out Products

Exhibit B	Restricted Stock Issuance Agreement

Exhibit C	Non-Competition Agreement

Exhibit D	Non-Employee Non-Solicitation Agreement

Exhibit E	Shareholder Undertaking To Vote

Exhibit F	Shareholder Undertaking Regarding Distributions

Exhibit G	Welcome Letter

Exhibit H	Note

Schedule 1	Net Working Capital Procedures

Schedule 2.3(b)	Founder Employee Shareholders

Schedule 7.1(f)	Key Personnel

Schedule 7.1(h)	Main Founders

Schedule 7.1(m)	Specified Condition

Schedule 7.1(n)	Persons signing Shareholder Undertaking Regarding Distributions

Schedule of Management Accounts

Schedule of Seller’s Bank Account

Schedule of Employees and Consultants

Schedule of Sample Calculations

Target Disclosure Schedule

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 6, 2013 by and between Silicon Laboratories International Pte. Ltd., a company limited by shares under the laws of the Republic of Singapore (“Acquiror”) and Energy AS, a limited liability company incorporated under the laws of Norway, with company registration number 991 350 152 and having its principal office at Sandakerveien 118, N-0484 Oslo, Norway (“Seller”) and Silicon Laboratories Inc., a corporation under the laws of Delaware (“Parent”).

RECITALS

A.                                    The Seller owns all of issued shares of Energy Micro AS, corporate registration number 991 457 445 (“Target”), a limited liability company under the laws of Norway, having its principal office at Sandakerveien 118, N-0484 Oslo, Norway.

B.                                    Acquiror desires to acquire all of the issued and outstanding shares of Target as of the Closing Date (together, the “Shares”).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Agreement” has the meaning set forth in the introductory paragraph.

“Arbitrator” has the meaning set forth in Section 2.4(c).

“Audited Financial Statements” shall mean the audited financial statements of Target for the fiscal years ending on December 31, 2010, December 31, 2011 and December 31, 2012.

“Business Day” shall mean Monday through Friday.

“Cause” shall mean (a) an individual’s commission of any criminal act, either related to his employment with the Parent Group, or that otherwise materially and adversely affects the Parent Group’s prospects or reputation or the individual’s ability to perform his obligations or duties to the Parent Group, (b) an individual’s unauthorized use or disclosure of confidential information or trade secrets of the Parent Group in a way that represents a material breach of such individual’s obligations under the employment relationship with the Parent Group, or (c) any material breach by the individual of his obligations pursuant to the employment relationship with the Parent Group.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” shall mean the date upon which the Closing occurs.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Contribution” has the meaning set forth in Section 3.10.

“Contributors” has the meaning set forth in Section 3.10.

“Contract” has the meaning set forth in Section 3.10.

“Controlled” has the meaning set forth in Section 3.10.

“Copyrighted Works” has the meaning set forth in Section 3.10.

“Customer” shall mean an End Customer or a distributor or contract manufacturer.

“End Customer” shall mean a customer (other than a distributor or contract manufacturer), regardless of whether such customer purchases directly from Target or indirectly from Target through a distributor or contract manufacturer.

“Damages” means all direct or indirect losses, diminution in value, costs, damages, Liabilities, Taxes, expenses, interest, penalties, attorneys’ fees, third party expert fees, consultant fees, costs for redesign and rework of technology, fees incurred in connection with the enforcement of the rights of any Acquiror Indemnified Person, fines, judgments, awards and consequential damages.  The term Damages as used herein is not limited to matters asserted by third parties, but also includes Damages incurred in the absence of claims by a third party.

“Deficiency Adjustment Amount” has the meaning set forth in Section 2.5(b).

“Departure Percentage” shall mean 28.76% if any of the Main Founders have either (a) voluntarily terminated their employment with the Parent Group or (b) been terminated for Cause by any member of the Parent Group prior to the third anniversary of the Closing Date or 0% if such conditions have not occurred.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Distribution Deadline” has the meaning set forth in Section 2.4(d).

“Electronic Data Room” shall mean the electronic data room populated by Seller and Target and to which Acquiror has been provided access in connection with the due diligence investigation conducted prior to the execution of this Agreement.  Copies of the contents of the Electronic Data Room are contained on a DVD provided by Seller to Acquiror and Seller’s legal counsel upon execution of this Agreement.  Seller’s legal counsel may retain such DVD in a secure location and solely for use in conjunction with this Agreement.  Seller shall not retain a copy of the DVD or other access to the Electronic Data Room.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or similar restriction of any nature, whether accrued, absolute, contingent or otherwise.

“Environmental Laws” has the meaning set forth in Section 3.18(a)(i).

“Excess Adjustment Amount” has the meaning set forth in Section 2.5(b).

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934.

“Founder Employee Shareholders” shall mean each of the entities listed on Schedule 2.3(b) hereto.

“Fraud” shall mean fraud, intentional misrepresentation, willful misconduct or willful concealment.

“Fundamental Representations” has the meaning set forth in Section 9.1(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.1.

“Hazardous Materials” has the meaning set forth in Section 3.18(a)(ii).

“Holdback Amount” shall mean $20,250,000.

“Initial Cash Consideration” shall mean (a) $94,750,000 plus (b) the Net Working Capital.

“Intellectual Property Agreements” has the meaning set forth in Section 3.10.

“Intellectual Property Rights” has the meaning set forth in Section 3.10.

“Issuance Agreements” has the meaning set forth in Section 2.3(b).

“JAMS” has the meaning set forth in Section 9.4(a).

“Key Personnel” shall mean those individuals list on Schedule 1(a).

“Law” shall mean all applicable foreign, federal, state and local governmental laws (including common law), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, injunctions, judgments, decrees, orders, directives, and requirements.

“Liabilities” shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements.

“Licensed IP Assets” has the meaning set forth in Section 3.10.

“Licensed IP Rights” has the meaning set forth in Section 3.10.

“Main Founders” shall mean those individuals listed on Schedule 7.1(h).

“Management Accounts” shall mean the unaudited management accounts for Target for the period from 1 January 2013 to 30 April 2013 as set out in the Schedule of Management Accounts.

“Material Adverse Effect” shall mean any event, circumstance, change, development, condition or effect that is, or could reasonably be expected to be, materially adverse to the Target Business, financial condition, properties, assets, Liabilities, operations or results of operations of Target, but shall exclude (i) any change or effect resulting from general economic conditions or having a general impact on the semiconductor industry, in each case, to the extent that it does not impact Target disproportionally relative to its competitors in any material respects, and (ii) any loss of or change in the relationship of Target with its officers, employees, suppliers, vendors, lenders or current or prospective customers or partners solely to the extent Seller establishes through specific evidence that it was caused by the announcement of this Agreement or the announcement of the transactions contemplated hereby.  For the purposes of this definition, in determining whether an event, circumstance, change, development, condition or effect would constitute a Material Adverse Effect, to the extent the effect of such event, circumstance, change, development, condition or effect can be quantified, it shall mean an event, circumstance, change, development, condition or effect which causes, or is reasonably likely to cause, Damages or a diminution in value of Target of at least $650,000.

“Material Contract” has the meaning set forth in Section 3.13.

“Net Working Capital” shall mean (a) current assets (Norwegian: omløpsmidler) minus the sum of (b)(i) current liabilities (Norwegian: kortsiktig gjeld), and (ii) debt, in accordance with Norwegian GAAP and in accordance with Schedule 1 hereto.  In no event shall Net Working Capital include deferred tax assets.

“Net Working Capital Certificate” means a certificate executed by an officer of Target dated as of the Closing Date certifying the amount of the Net Working Capital.

“Net Working Capital Dispute Notice” has the meaning set forth in Section 2.5(a).

“Non-Employee Non-Solicitation Agreement” has the meaning set forth in Section 7.1(i).

“Norwegian GAAP” shall mean generally accepted accounting principles in Norway, applied on a consistent basis, and the accounting principles described in the notes to the Financial Statements, excluding accounting principles that are permitted only for companies reporting pursuant to IFRS standards.

“Note” has the meaning set forth in Section 2.3 (b).

“Officer’s Certificate” has the meaning set forth in Section 9.3.

“Open Source Materials” has the meaning set forth in Section 3.10.

“Organizational Documents” shall mean the articles of association (in Norw: “vedtekter” and “stiftelsesprotokoll”) and the certificate of registration (in Norw: “firmaattest”) with respect to Target and corresponding organizational documents with respect to Seller.

“Parent Group” shall mean Parent and any other companies directly or indirectly controlled by Parent, whether by ownership of at least 50% of the shares in any such company or otherwise, including Target.

“Parent Stock” shall mean each share of Parent’s common stock, par value $0.0001 per share.

“Patentable Inventions” has the meaning set forth in Section 3.10.

“Patents” has the meaning set forth in Section 3.10.

“Person” shall mean any person or entity.

“Product Software” has the meaning set forth in Section 3.26.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Report” has the meaning set forth in Section 2.4(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Recitals.

“Seller’s Bank Account” shall mean the bank account with details as set out in the Schedule of Seller’s Bank Account.

“Seller’s Knowledge” and similar references refer to (a) the actual knowledge of each of Geir Førre, Torleif Ahlsand, Daniel Agustin Artusi, Daniel Jean Joseph Hoste, Steinar Fossen, Øyvind Janbu, John Helge Fjellheim, Eirik Jørgensen, Øyvind Grotmol, Erik Fossum Færevaag, Jørn Norheim, Magnus Nordseth, Zalina Shaher, Andreas Koller, Aslaug Tveiteras, Alf-Egil Bogen, Torkil Brunsvik and Lars Lydersen and (b) the knowledge that any such Person would have possessed had such Person made reasonable investigations (including consulting with personnel reporting directly to each of them).

“Shares” shall mean all of the shares of Target.

“Standard Sales Contracts” has the meaning set forth in Section 3.13.

“Target” has the meaning set forth in the Recitals.

“Target Balance Sheet” means the December 31, 2012 balance sheet included in the Audited Financial Statements.

“Target Balance Sheet Date” means December 31, 2012.

“Target Business” has the meaning set forth in Section 3.10.

“Target Current Facilities” has the meaning set forth in Section 3.18(b).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plan” shall mean each plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, relocation, performance awards, bonus, incentive, stock option, share purchase, share bonus, phantom stock, stock appreciation right, pension, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria benefits or other benefits, whether written or unwritten, which is or has previously been sponsored, maintained, contributed to, or required to be contributed to by Target.

“Target Facilities” has the meaning set forth in Section 3.18(b).

“Target IP Assets” has the meaning set forth in Section 3.10.

“Target IP Rights” has the meaning set forth in Section 3.10.

“Target Products” has the meaning set forth in Section 3.10.

“Target Source Code” has the meaning set forth in Section 3.10.

“Tax” shall mean any and all federal, state, provincial, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, value added, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), unclaimed property, franchise, capital stock, net worth, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Tax Return” means any return (including any schedule or attachment and any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable Law relating to any Taxes.

“Technology Assets” has the meaning set forth in Section 3.10.

“Termination Date” shall mean the date that is 18 months after the Closing Date.

“Trade Law” has the meaning set forth in Section 3.25.

2.                                      The Purchase.

2.1                               The Closing.  Subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer and deliver to Acquiror, all right, title and interest in and to the Shares free of any Encumbrance and the closing of the sale of the Shares (the “Closing”) shall take place at the offices of DLA Piper Norway DA in Oslo, Norway at 3 pm (Oslo, Norway time) on the later of: (a) July 1, 2013 or (b) the date two Business Days after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other place and time as the Seller and Acquiror agree in writing.

2.2                               Sellers’ Obligations at Closing.  At Closing, Seller shall deliver to Acquiror:

(a)                                 The original shareholders book (in Norw: “aksjeeierbok”) of Target, signed by Target’s board of directors, evidencing that Acquiror is registered as the owner of all Shares without Encumbrances.

(b)                                 The original minutes of the meeting of the board of directors of the Target containing the unconditional approval of the transfer of all Shares of Target from the Seller to Acquiror.

(c)                                  Written letters of resignation from each member of Target’s boards of directors effective at Closing.  The resignations shall include a waiver of any right to any board fee regarding the period before and after Closing and any other claims against Target other than such director’s rights as an employee as described on the Schedule of Employees and Consultants.

2.3                               Acquiror’s Obligations at Closing.  At Closing, Acquiror shall:

(a)                                 pay the Initial Cash Consideration to Sellers’ Bank Account.

(b)                                 deliver a non-interest bearing, unsecured promissory note from Acquiror to Seller in the amount of $19,999,981.21 in the form attached hereto as Exhibit H (the “Note”).  Seller shall make reasonable efforts to distribute interests in the Note to the Founder Employee Shareholders in the amounts set forth on Schedule 2.4(b) as soon as reasonably possible after the mandatory 2 months creditor notice period and in any event prior to December 13, 2013 and the Founder Employee Shareholders shall be obligated to deliver the Note to Parent in exchange for Parent Stock at a price of $39.71 per share of Parent Stock pursuant to Restricted Stock Issuance Agreements in the form attached hereto as Exhibit B (the “Issuance Agreements”) so that the number of shares of Parent Stock issuable pursuant to such Issuance Agreements in the aggregate shall equal to 503,651 shares.

2.4                               Earn-Out.

(a)                                 As used in this Agreement, the following capitalized terms shall have the following meanings:

“Earn-Out Periods” shall mean each of Parent’s fiscal years 2014, 2015, 2016, 2017 and 2018 such that there shall be five separate Earn-Out Periods.

“Earn-Out Products” shall be defined on Exhibit A.

“Earn-Out Revenue” shall mean the dollar amount of Parent Group’s consolidated revenues from the sale of Earn-Out Products for an Earn-Out Period.

“Base Revenue” shall mean the higher of (a) the actual revenue recognized during Parent’s fiscal year 2013 from the sale of Earn-Out Products by Parent Group (including the Target’s full year of Earn-Out Product revenue) plus 5% per year, compounded annually or (b) the prior year’s actual Earn-Out Revenue.  For the avoidance of doubt, Base Revenue for purposes of calculating the Earn-Out Period Additional Consideration for Parent’s fiscal year 2014 shall be equal to the actual revenue recognized during 2013.  For the further avoidance of doubt, Base Revenue for purposes of calculating the Earn-Out Period Additional Consideration for Parent’s fiscal year 2015 shall be equal to the higher of (a) actual revenue recognized during 2013 plus 5% or (b) the actual Earn-Out Revenue for fiscal year 2014.

“Revenue Growth” shall mean, for any particular Earn-Out Period, an amount equal to (a) the difference of Earn-Out Revenue minus Base Revenue divided by (b) Base Revenue, and Revenue Growth shall be rounded to the nearest thousandth.

“Minimum Revenue Growth” shall mean 0.25.

“Revenue Growth Factor” shall mean Revenue Growth minus Minimum Revenue Growth, however, in no event, shall the Revenue Growth Factor be less than 0 or greater than 0.15.

“Revenue Growth Achievement” shall mean the Revenue Growth Factor/0.15.

“Earn-Out Period Additional Consideration” shall mean $6,666,666 multiplied by Revenue Growth Achievement.  Notwithstanding the foregoing, in no event shall any Earn-Out Period Additional Consideration exceed $6,666,666.  If Earn-Out Revenue in any particular Earn-Out Period equals at least $400,000,000, then the Earn-Out Period Additional Consideration shall be $6,666,666 for all past, present and subsequent Earn-Out Periods. Sample calculations of Earn-Out Period Additional Consideration are set out in the Schedule of Sample Calculations.

(b)                                 Reporting.  No later than the 20th day following the earlier to occur of (1) the 10th day following the due date for the filing of Parent’s Annual Report on Form 10-K for the fiscal year in which the Earn-Out Period ends, or (2) the actual filing date of such Annual Report on Form 10-K, Acquiror shall prepare and deliver to Seller a report showing the Earn-Out Revenue and the resulting Earn-Out Period Additional Consideration (the “Report”). For a period of 30 days after receipt of such Report, Seller shall have the right, at Seller’s expense and upon not less than five days prior notice to Acquiror, to (a) meet with Acquiror to discuss Acquiror’s calculations, and (b) have reasonable access, including in electronic form, during normal business hours to inspect the records, working papers, schedules and other documentation used or prepared by Acquiror in connection with the preparation of such calculations, in any such case solely for the purpose of verifying such calculations.  Unless Seller gives notice of its disagreement (a “Dispute Notice”) with Acquiror’s calculations, detailing the amount, nature and detailed basis of such dispute, based on the facts known by Seller at the time, within 30 days after the delivery of the Report, Acquiror’s calculations shall be final, conclusive and binding for all purposes.

(c)                                  Dispute Resolution.  In the event of timely delivery of the Dispute Notice, Acquiror and Seller shall first use diligent good faith efforts to resolve such dispute.  If they are unable to resolve the dispute within 30 days after delivery of the Dispute Notice, then the dispute shall be submitted to a mutually agreeable independent, nationally recognized United States accounting firm (which need not be one of the “big four” accounting firms, but shall not be Ernst & Young LLP or Parent’s then-current independent auditor) which firm shall select one of its partners (the “Arbitrator”) to determine matters in dispute.  If Acquiror and Seller cannot agree the accounting firm to select the Arbitrator, Acquiror and Seller shall request JAMS to appoint such firm, and such appointment shall be conclusive and binding upon the parties. Acquiror and Seller shall instruct the Arbitrator to make a decision as promptly as practicable but in no event later than 30 days after acceptance of such appointment.  Acquiror and Seller shall enter into any engagement letter reasonably required by the Arbitrator to perform the Arbitrator’s services hereunder.  A determination by the Arbitrator as to the resolution of any dispute (including all procedural matters) shall be binding and conclusive upon the parties.  A judgment of the determination made by the Arbitrator pursuant to this paragraph may be entered into and enforced by any court having jurisdiction thereover.  Seller and Acquiror shall each bear their own fees and expenses in connection with any such dispute.  The fees, costs and expenses of the Arbitrator shall be allocated to and borne by the Acquiror based on the percentage that the Arbitrator’s award in favor of Seller bears to the total disputed amount, and the remainder of such fees, costs and expenses shall be borne by Seller.

(d)                                 Earn-Out Distributions.  If Earn-Out Period Additional Consideration set forth in the Report is greater than $0, then Acquiror shall pay the Earn-Out Period Additional Consideration to Seller’s Bank Account (subject to the terms of the Agreement, including Section 9 thereof) on or prior to the 5th day (the “Distribution Deadline”) following the delivery of the Report; provided, however, that if there is a Dispute Notice, then the portion of the Earn-Out Period Additional Consideration that would be payable with respect to the amount in dispute shall be paid, if at all, on or prior to the 10th day following the final resolution of all disputes pursuant to Section 2.4(c).  If Earn-Out Revenue in any particular Earn-Out Period equals at least $400,000,000, then the Earn-Out Period Additional Consideration of $6,666,666 for all past, present and subsequent Earn-Out Periods shall be paid out promptly in an amount equal to $33,333,330 less any Earn-Out Period Additional Consideration already paid.  Notwithstanding anything to the contrary, the Earn-Out Period Additional Consideration shall be reduced by the Departure Percentage that is applicable at the time of the payment of the Earn-Out Period Additional Consideration.  Seller covenants that any reduction attributable to the Departure Percentage shall be borne exclusively by Northzone Ventures VI L.P. and Investinor AS through corresponding reductions of liquidation proceeds or otherwise.

(e)                                  Earn-Out Calculations.  All calculations of revenues shall eliminate inter-company transactions within Parent Group as required by GAAP such that the revenues shall be based only on transactions between Parent Group and any third party.  Whenever Earn-Out Products are sold in combination with other products of Parent Group, the amount of Earn-Out Revenue (or Base Revenue) attributable to the Earn-Out Products shall be reasonably determined by Acquiror.  All determinations of Earn-Out Revenue and Base Revenue (“Target Performance Metrics”) shall be determined in accordance with GAAP applied in the same manner, and using the same accounting policies and methodologies, as such principles are applied in the preparation of the consolidated financial statements in its annual report on Form 10-K, as filed by Parent with the SEC.

(f)                                   Earn-Out Standard.  Parent and Acquiror shall not act in bad faith to take any action which has as its purpose to prevent, reduce or postpone payment of the Earn-Out Period Additional Consideration.  Subject to the foregoing sentence, Parent and Acquiror shall be free to operate the business in the manner Parent and Acquiror deem to be in the interest of Parent and Acquiror and Parent’s stockholders.

(g)                                  Sale of Target.  In the event that, prior to January 1, 2019, the Parent Group sells a material portion of the Target Business and/or the Parent Group’s business involved in the development, manufacturing or sale of Earn-Out Products, Acquiror and Seller shall negotiate in good faith to adjust the provisions of this Section 2.4 appropriately to the extent required to put Parent Group and Seller in substantially the same positions as if such sale had not occurred.  For the avoidance of doubt, (a) the preceding sentence shall not apply to a sale of the Parent Group and (b) in no event shall any such adjustment increase the maximum Earn-Out Period Additional Consideration otherwise payable hereunder.

2.5                               Post-Closing Objection to Net Working Capital Amount.

(a)                                 Until the 45th day following the Closing Date, Acquiror shall have the right to give notice of its disagreement (by delivery of written notice to Seller within such 45-day period) (a “Net Working Capital Dispute Notice”) with Target’s calculations of the Net Working Capital and any items included therein, detailing the amount, nature and basis of such dispute.  In the event of such a dispute and delivery of the Net Working Capital Dispute Notice, Acquiror and Seller shall first use diligent good faith efforts to resolve such dispute.  If they are unable to resolve the dispute within 30 days after delivery of the Net Working Capital Dispute Notice, then the dispute shall be submitted to the Arbitrator to determine matters in dispute.  Acquiror and Seller shall instruct the Arbitrator to make a decision as promptly as practicable but in no event later than 30 days after acceptance of such appointment.  Acquiror and Seller shall enter into any engagement letter reasonably required by the Arbitrator to perform the Arbitrator’s services hereunder.  A determination by the Arbitrator as to the resolution of any dispute (including all procedural matters) shall be binding and conclusive upon the parties.  A judgment of the determination made by the Arbitrator pursuant to this paragraph may be entered into and enforced by any court having jurisdiction thereover.  Seller and Acquiror shall each bear their own fees and expenses in connection with any such dispute.  The fees, costs and expenses of the Arbitrator shall be allocated to and borne by Acquiror based on the percentage that the Arbitrator’s award in favor of Seller bears to the total disputed amount, and the remainder of such fees, costs and expenses shall be borne by Seller.

(b)                                 If Acquiror does not deliver a Net Working Capital Dispute Notice to Seller prior to the expiration of the 45-day period after the Closing Date, the Target’s calculation of the Net Working Capital and each item contained therein shall be deemed final and binding on all parties for purposes of calculating the Net Working Capital under this Agreement.  If the Net Working Capital as used in the calculation of the Initial Cash Consideration is (i) less than the Net Working Capital as finally determined in accordance with this Section 2.5, then Acquiror shall pay the amount of such earlier Net Working Capital deficiency (from dollar one) to Seller’s Bank Account (such amount, the “Deficiency Adjustment Amount”), or (ii) greater than the Net Working Capital as finally determined in accordance with this Section 2.5, then Acquiror shall be entitled to receive the amount of such earlier Net Working Capital excess payment (from dollar one) from the Holdback Amount (such amount, the “Excess Adjustment Amount”), and thereafter the Net Working Capital as so finally determined in accordance with this Section 2.5 and each item contained therein shall be deemed final and binding on all parties for purposes of calculating the Net Working Capital under this Agreement.

2.6                               Payment.  Seller acknowledge that any payment made to Seller’s Bank Account pursuant to this Agreement shall constitute full satisfaction of Acquiror’s obligation to pay such amount to Seller.  Payments to Seller’s Bank Account shall be by wire transfer of immediate available funds.

3.                                      Representations and Warranties of Seller.

Subject to and except as set forth in the disclosures contained in the Target Disclosure Schedule delivered to Acquiror by Target concurrently with the execution of this Agreement (the “Target Disclosure Schedule”), Seller hereby represents and warrants to Acquiror that the statements contained in this Section 3 are true and correct as of the date of this Agreement and as of the Closing Date.  The Target Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only (a) the corresponding number and lettered paragraph in this Section 3 and (b) any other applicable representation or warranty contained in this Section 3 if the applicability of such exception or qualification is apparent from reviewing the Target Disclosure Schedule.

3.1                               Authority.  Target is a limited liability company duly organized and validly existing under the laws of Norway.  Target has provided to Acquiror a true and correct copy of the Organizational Documents of Target.  Target has not violated any of the provisions of its Organizational Documents.  Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by the Acquiror, constitutes the legal valid and binding obligations of Seller enforceable against Seller in accordance with its terms.  Except as set out in Section 3.1 of the Target Disclosure Schedule, no further act of Seller’s shareholders is necessary to approve this Agreement and the transactions contemplated hereby.  Seller’s shareholders possessing the requisite votes to approve this Agreement and the transactions contemplated hereby have executed the Shareholder Undertaking To Vote in the form of Exhibit E hereto and have thereby irrevocably bound themselves to approve this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (in each case, with or without notice or lapse of time, or both) (a) any provision of the Organizational Documents of Seller or Target; (b) any resolution adopted by the shareholders of Seller; (c) any permit, concession, franchise, order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, Seller or Target; or (d) any Law applicable to Seller or Target.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or other Person is required by or with respect to Seller or Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Seller possesses no assets or Intellectual Property Rights other than as set forth on Section 3.1 of the Target Disclosure Schedule. Neither Seller nor Target has committed any Fraud.

3.2                               Non-Contravention.

(a)                                 Except as set forth on Section 3.2(a) or 3.2(b) of the Target Disclosure Schedule, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Material Contract, or (ii) trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation, source code right or other third party right binding on Target.

(b)                                 Section 3.2(b) of the Target Disclosure Schedule sets forth the Material Contracts where the failure to obtain the requisite consent would not adversely affect Target, the Target Business or the Parent Group.

3.3                               Permits.  Target is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would (i) reasonably be expected to prevent, alter or delay, any of the transactions contemplated by this Agreement or (ii) reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  Target has obtained each federal, state, county, provincial, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of the Target Business and all of such consents, licenses, permits, grants and authorizations are in full force and effect.

3.4                               Financial Statements.

(a)                                 Target has delivered to Acquiror its Audited Financial Statements.  The Audited Financial Statements have been prepared in accordance with Norwegian GAAP applied on a consistent basis throughout the periods presented and consistent with each other.  The Audited Financial Statements fairly present the financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, all in accordance with Norwegian GAAP.

(b)                                 The Management Accounts have been prepared in accordance with Norwegian GAAP (except that they do not contain footnotes and are subject to normal recurring year-end audit adjustments) applied on a consistent basis throughout the periods presented and consistent with each other.  The Management Accounts fairly present the financial condition, operating results and cash flow of the Target as of the dates, and for the periods, indicated therein, all in accordance with Norwegian GAAP (except that they do not contain footnotes and are subject to normal recurring year-end audit adjustments).

(c)                                  Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target and to maintain accountability for assets;; and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.5                               Capital Structure.

(a)                                 The Seller has full and unrestricted title to the Shares, and the Shares will at Closing be transferred to Acquiror free from any Encumbrances.

(b)                                 The Shares make up all of the share capital of Target, and there are no outstanding shares, warrants, options, convertible loans or similar in Target.

(c)                                  The issued and outstanding Shares are not subject to, and the issuance thereof has not triggered any, preemptive rights or rights of first refusal that were not complied with (or properly waived), in each case (i) created by Law, (ii) the Organizational Documents of Target or (iii) any other agreement to which Seller or Target is a party or by which it is bound.

(d)                                 Target has never sold securities in violation of any applicable securities Law.

(e)                                  Target has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any Shares or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(f)                                   There are no agreements to which Target is a party, or, to which any Shares are subject, relating to the voting of Shares or otherwise granting, limiting or affecting the rights pertaining to Shares.

(g)                                  Except for Liabilities to employees for accrued payroll that shall be properly reflected in the Net Working Capital Certificate, Target has no Liabilities to any of Seller’s shareholders or optionholders and shall not have any Liabilities to any of Seller’s shareholders or optionholders as a result of this Agreement or the transactions contemplated hereby.

3.6                               Absence of Certain Changes.  Except as expressly required by this Agreement, since January 1, 2013, Target has conducted the Target Business in the ordinary course of business consistent with past practice and there has not occurred (a) (i) a Material Adverse Effect or (ii) any change, event or condition (whether or not covered by insurance) that could reasonably be expected to prevent, materially alter or materially delay, any of the material transactions contemplated by this Agreement; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its material assets, except as required by any applicable Law or Norwegian GAAP; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Shares or any direct or indirect redemption, purchase or other acquisition by Target of any Shares; (e) any Material Contract entered into by Target, other than Material Contracts (i) entered into prior to the date of this Agreement in the ordinary course of business that are listed in Section 3.13 of the Target Disclosure Schedule or (ii) entered into on or after the date of this Agreement in compliance with Section 5.1, (f) any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (g) any amendment or change to the Certificate of Incorporation or Bylaws of Target; or (h) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees, other than as required by the terms of any Contract between Target and any employee thereof or in compliance with Section 5.1 or in the ordinary course of business and consistent with past practice.

3.7                               Absence of Undisclosed Liabilities.  Target has no Liabilities other than (a) those specifically set forth in the Target Balance Sheet; (b) Liabilities incurred following the Target Balance Sheet Date in the ordinary course of business consistent with past practice which are, to the extent required by Norwegian GAAP, reflected in the Net Working Capital Certificate; (c) Liabilities (other than for breach thereof) under Material Contracts; (d) Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; (e) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business since the Target Balance Sheet Date which are, to the extent required by Norwegian GAAP, reflected in the Net Working Capital Certificate; and (f) the obligation to continue to comply with applicable Law.

3.8                               Litigation.  There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against Target or any of its properties, nor, to Seller’s Knowledge, is there any reasonable basis therefor.  To Seller’s Knowledge, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against any current or former officer or director of Target (a) in their capacities as such, or (b) potentially affecting the Target Business, nor, to Seller’s Knowledge, is there any reasonable basis therefor.  There is no injunction, judgment, decree or order against Target or any of its properties.  To Seller’s Knowledge, there is no injunction, judgment, decree or order against any current or former officer or director of Target (a) in their capacities as such, or (b) affecting the Target Business.  There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Target has pending or threatened against other parties, nor, to Seller’s Knowledge, any reasonably basis therefor.  To Seller’s Knowledge, there is no dispute between Target and any Person (including any employee, supplier, sales representative, distributor, Customer or other party) that would reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Target.

3.9                               Restrictions on Business Activities.  There is no injunction, judgment, decree or order by any Governmental Entity or agreement binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target, any acquisition of property by Target or the conduct of the Target Business, as currently conducted or as currently proposed, as of the date hereof, to be conducted by Target.

3.10                        Intellectual Property.

(a)                                 Definitions.  The following terms shall be defined as follows:

(i)                                     “Contract” means any contract, agreement, arrangement, commitment, binding letter of intent, binding memorandum of understanding, binding heads of agreement, promise, obligation, right, instrument, or other similar binding mutual understanding, whether written or oral.

(ii)                                  “Controlled” means, for purposes of Section 3.10(b) exclusively licensed in a manner that gives Target or any of its Subsidiaries any right, or imposes on Target any obligation, to participate in the prosecution, assertion or defense of the applicable Intellectual Property Right.

(iii)                               “Copyrighted Works” means all works of authorship that are fixed in a tangible medium, including software, documentation, semiconductor topography and mask works.

(iv)                              “Intellectual Property Rights” means any and all rights existing now or in the future under patent Law, copyright Law, industrial design rights Law, semiconductor chip or mask work protection Law, moral rights Law, trade secret Law, trademark Law, and any similar rights and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions, including Copyrighted Works, Patents and Trademarks.

(v)                                 “Intellectual Property Agreements” means Contracts, whether wholly or partly, that involve the in-licensing, out-licensing, development, purchase, sale, transfer, prosecution or enforcement of Target IP Rights or Licensed IP Rights and to which Target is a party or which binds Target.

(vi)                              “Licensed IP Assets” means any and all Technology Assets licensed by Target from a third party.

(vii)                           “Licensed IP Rights” means any and all Intellectual Property Rights licensed by Target from a third party.

(viii)                        “Patents” means issued patents or pending patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(ix)                              “Target IP Assets” means any and all Technology Assets owned or purported to be owned by or licensed to Target.

(x)                                 “Target IP Rights” means any and all Intellectual Property Rights owned, purported to be owned or Controlled by or licensed to Target, or existing in the Target IP Assets.

(xi)                              “Target Business” means the business of Target as conducted as of and prior to the Closing, including the development, manufacture, sale, distribution, license, support and repair of Target Products, the provision of services related thereto and using, licensing or otherwise exploiting the Target IP Assets and Target IP Rights.

(xii)                           “Target Products” means the prior and current products and services of Target developed, manufactured, sold, offered for sale, distributed, hosted, or supported as of the Closing, the EFR Diamond Draco product series currently under development, as well as all planned products and services to the extent developed by Target prior to the Closing.

(xiii)                        “Technology Assets” means all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived, including but not limited to, inventions (whether patentable or not), improvements, trade secrets, know how, confidential information, invention disclosures, works of authorship, industrial designs, databases, data collections and compilations, specifications, designs, bills of material, schematics, algorithms, interfaces, routines, tools, devices, techniques, concepts, methods, prototypes, formulae, test plans and results, process technology, codes, codecs, algorithms, reference designs, plans, drawings, blueprints, technical data, topography, mask works, Customer lists, Customer databases, firmware, software (in source and object code form), and Target Products, as well as all documentation relating to any of the foregoing, and trademarks, service marks, domain names, and logos and any tangible embodiments of Intellectual Property Rights in any form.

(xiv)                       “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks.

(b)                                 Target IP Rights and Target IP Assets.

(i)                                     Section 3.10(b)(i) of the Target Disclosure Schedule sets forth a list of certain material inventions for which patent applications have not yet been filed as of the date of this Agreement (the “Patentable Inventions”) and all Patents owned or Controlled by Target, and, for each item on such list, shows the title, application number, filing date, jurisdiction, and registration number and indicates (1) whether owned or Controlled by Target, (2) whether subject to licenses granted by Target to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract, (3) whether a valid patent or pending patent application exists and is held by Target, and (4) a list of each inventor.  For each Patent owned by Target (whether full or partial, actual or contingent ownership), Target has acquired the assignment of all rights in and to such Patent from all inventors of the inventions described in such Patent.  For all Patentable Inventions listed in Section 3.10(b)(i) of the Target Disclosure Schedule, Target has acquired the assignment of all rights in and to the Patentable Inventions from all inventors of such Patentable Inventions, and Target has not taken any action or failed to take any action that would jeopardize the ability of Target to seek patent protection in any applicable jurisdiction, including disclosure of any such Patentable Invention to any third party except as protected by a written confidentiality agreement, or to sell or offer for sale such Patentable Invention or any Target Products that utilize such Patentable Invention.

(ii)                                  Section 3.10(b)(ii)(1) of the Target Disclosure Schedule sets forth a true and accurate list of all unregistered Trademarks owned or Controlled by Target and all Trademarks registered under the authority of any Governmental Entity owned or Controlled by Target, and, for each item on such list, shows the title, application number, filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by Target, (2) it is subject to licenses granted by Target to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract, and (3) a valid registration or pending application for registration exists and is held by Target.  Target had the right prior to and as of the Closing to use all unregistered Trademarks identified in 3.10(b)(ii)(1) of the Target Disclosure Schedule in each and every country and jurisdiction in which Target used such unregistered Trademarks prior to the Closing.  No registered Trademark of Target has been, is, has been or is alleged to be confusingly similar to or conflicts or interferes with any trademark, service mark, domain name or trade name owned or applied for by any third party in any jurisdiction in which Target uses such Trademark.  Target is the registrant listed in the domain name record on file with the applicable Registrar with respect to all domain names owned or operated by or for Target.  All such domain names are identified in Section 3.10(b)(ii)(2) of the Target Disclosure Schedule.

(iii)                               Section 3.10(b)(iii) of the Target Disclosure Schedule sets forth a true and accurate list of all Copyrighted Works registered (or subject to an application for registration) under the authority of any Governmental Entity included in the Target IP Assets or Target IP Rights and owned or Controlled by Target, and, for each item on such list, shows the title, filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by Target, and (2) it is subject to licenses granted by Target to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract, and (3) a valid registration or pending application for registration exists for such Copyrighted Works and is held by Target.

(iv)                              As used in this Section, the term “Software Licenses” shall mean any agreement or license under or by which Target is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) used or proposed to be used in the Target Business.  Section 3.10(b)(iv) of the Target Disclosure Schedule sets forth a true and accurate list of all Software Licenses, except for any non-exclusive license to software that is not incorporated into, or used in, the development, manufacture, testing, distribution, maintenance, or support of any Target Products that is generally available on standard terms for a purchase or license price of under $10,000.  All Software Licenses are in full force and effect.  Target is in compliance with each Software License.

(v)                                 As used in this Section, the term “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).  Except as provided in Section 3.10(b)(v)(1) of the Target Disclosure Schedule, no Target Products are subject to the terms of license of any Open Source Materials.  Section 3.10(b)(v)(1) of the Target Disclosure Schedule generally describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified, distributed or made available by Target or its Subsidiaries).  Except as expressly provided in Section 3.10(b)(v)(2) of the Target Disclosure Schedule, Target has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Target Products, (b) distributed or made available Open Source Materials in conjunction with any Target Products, or (c) used Open Source Materials in any manner that grants, or purports to grant, to any third party, any rights or immunities to Target IP Assets or under Target IP Rights (including, but not limited to, using any Open Source Materials in any manner that requires, as a condition of use, modification or distribution of such Open Source Materials that software developed, commercially licensed or owned by Target incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).  Target is in compliance with the terms of all applicable licenses listed in Section 3.10(b)(v) of the Target Disclosure Schedule.

(vi)                              Section 3.10(b)(vi) of the Target Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements other than (a) those included in Section 3.10(b)(i-iv) of the Target Disclosure Schedule, (b) non-exclusive licenses that are not incorporated into, or used in, the development, manufacture, testing, distribution, maintenance, or support of any Target Products that is generally available on standard terms for a price of under $10,000, and (c) the employment-related contracts listed in Section 3.21 of the Target Disclosure Schedule.  All Intellectual Property Agreements are in writing, signed by the parties to such agreements, and in full force and effect.  Target is in compliance in with, and has not breached any term of, each Intellectual Property Agreement and, to Seller’s Knowledge, all other parties to such Intellectual Property Agreements are in compliance with, and have not breached any term of, such Intellectual Property Agreements.  No proceeding has been filed or threatened alleging breach of any Intellectual Property Agreement.  Target has not received any notice that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) any Intellectual Property Agreement.  All of Target’s rights in Licensed IP Assets and Licensed IP Rights have been granted pursuant to written Intellectual Property Agreements which are valid and enforceable and sufficient in scope to cover Target’s use (as of the date of this Agreement) of such Licensed IP Assets and Licensed IP Rights in the conduct of the Target Business.  Except as set forth in Section 3.10(b)(vi) of the Target Disclosure Schedule no royalties, commissions, fees or other payments are or will become payable by Target to any Person by reason of the use or exploitation of any Licensed IP Rights, Licensed IP Assets or other Intellectual Property Rights.

(vii)                           Target is the sole owner, free of any Encumbrance (other than non-exclusive licenses granted by Target listed on Section 3.10(b)(i-iii) of the Target Disclosure Schedule) of any and all Target IP Assets and Target IP Rights used in the conduct of the Target Business.  The Target IP Rights are solely owned by Target and not jointly owned with any third parties.  The Target IP Assets and Target IP Rights, and the Licensed IP Assets and Licensed IP Rights, comprise all the Technology Assets and Intellectual Property Rights necessary for the conduct of the Target Business and comprise all the Technology Assets and Intellectual Property Rights used as of the date of this Agreement in the conduct of the Target Business.  No other Person has any rights in such Target IP Rights whether by implication, estoppel or otherwise.  Target has the exclusive right to file, prosecute, and maintain any applications and registrations for such Target IP Rights.  Target has good and valid title to all of such Target IP Rights and the Target IP Assets free and clear of any Encumbrance.  Target is not subject to any agreement that restricts the assertion, use, transfer, delivery or licensing by Target of such Target IP Rights or the Target IP Assets.  Target has not transferred, sold, assigned, exclusively licensed, granted rights of refusal, or covenanted not to exercise rights under any Intellectual Property Rights developed by or on behalf of Target, or owned or purported to be owned or previously owned by Target.  No compulsory licenses have been granted in respect of the Target IP Rights.  Target has not entered into any Contract granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Target IP Rights.  Except as listed on Section 3.10(b)(vii) of the Target Disclosure Schedule, no royalties, commissions, fees or other payments are or will become payable by the Target to any Person by reason of the use or exploitation of any Target IP Rights or Target IP Assets (or of any Licensed IP Rights or Licensed IP Assets) in the conduct of the Target Business, including the manufacture, sale of other disposition of any Target Products.  With respect to any Target IP Rights, Target IP Assets, Licensed IP Rights or Licensed IP Assets used in the Target Business and subject to royalty or other payment obligation, no royalties or continuing payment obligations are past due.

(viii)                        Except as set forth Section 3.10(b)(viii) of the Target Disclosure Schedule, no government funding; facilities of a university, college, other educational institution or research center was used in the development of the Target IP Rights.  Except as set forth Section 3.10(b)(vii) of the Target Disclosure Schedule, no funds from private or commercial third parties were used in the development of the Target IP Rights or Target IP Assets that resulted in third parties being granted an ownership interest in or a license to such Target IP Rights or Target IP Assets.  For each disclosure made in Section 3.10(b)(vii) of the Target Disclosure Schedule, Section 3.10(b)(vii) of the Target Disclosure Schedule contains a true and accurate description of the ownership or license interest granted to such third parties.

(ix)                              Target solely and exclusively owns all mask works for the Target Products and no other Person has any rights to use, reproduce, import or distribute such mask works or make any derivative works or modifications thereto.

(x)                                 All granted Patents, registered Trademarks and registered Copyrighted Works in the Target IP Rights are valid, subsisting and enforceable. To Seller’s Knowledge, there are no facts, information, or circumstances, including any facts or information that would constitute prior art, that would render any of the foregoing invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Target IP Rights.  Target has not misrepresented, or failed to disclose, any facts or information in any application for any registered or applied for Intellectual Property Rights that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of the Intellectual Property Rights.  Target has not received any demand, claim, notice, or inquiry from any third party that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity, enforceability, or the rights of the Target in or to the Target IP Rights, or the ownership of Target in or to the Target IP Rights nor does there exist any facts that would be the basis for such challenge.  All application and renewal fees, costs, charges and taxes required for the maintenance of the Target IP Rights have been duly paid on time.  Without limiting the generality of the foregoing, all maintenance and annual fees have been fully paid by the applicable deadlines and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target has taken all necessary steps to prosecute all applications in the Target IP Rights (except for Controlled Licensed IP, over which Target has no obligation or responsibility for such prosecution) listed in Section 3.10(b) of the Target Disclosure Schedule as pending and all such pending applications are in good standing.  Target (including its relevant employees, agents or contractors) has not misrepresented, or failed to disclose any fact or circumstances in any currently pending or granted application for any registered Target IP Rights that would constitute fraud, a misrepresentation, or other violation of Law with respect to such application.  As of the date of this Agreement, none of the Target IP Rights is involved in any interference, reissue, re-examination or opposition proceeding, and there has been no threats received by Target that any such proceeding will hereafter be commenced nor is there any reasonable basis for any such proceeding.  No Target IP Rights, Target IP Assets, Licensed IP Rights or Licensed IP Assets are subject to any proceeding or outstanding decree, order, injunction, judgment, agreement or stipulation of any Governmental Entity restricting the use, transfer or licensing (other than required export licenses which have been obtained to the extent required) thereof by Target, or that may affect the validity, use or enforceability of such Target IP Rights Target IP Assets, Licensed IP Rights or Licensed IP Assets.  No registered Target IP Rights have been abandoned or allowed to lapse.

(xi)                              Target has secured from all Contributors valid, enforceable written assignments to Target as sole legal and beneficial owner free and clear from Encumbrances of the Contributors’ rights to any and all Contributions made by such Contributors, other than moral rights that may not be assignable by Contributors.  No past or present Contributor retains any interest, valid claim, license or right in relation to any part of the Target IP Rights, Target IP Assets or Target Products, other than moral rights which may not be assignable by Contributors, and there are no payments payable to any Contributor under any Contract by reason of the ownership, use, sale or disposition of any Target IP Rights, Target IP Assets or Target Products.  Except where prohibited by Law, Target has obtained a waiver from all Contributors of any moral rights and/or rights of attribution arising under any applicable jurisdiction.  No moral rights have been asserted by Contributors which would affect the use or exploitation of the Target IP Rights, Target IP Assets or Target Products, or the operation of the Target Business. For purposes of this Agreement, (1) “Contributors” means any and all current or former consultants, contractors (including their relevant employees, agents or contractors), employees, officer, director or other individuals of Target that have made any Contribution to the creation, development, improvement or modification of any of the Target IP Assets, Target IP Rights or Target Products or any part thereof; and (2) “Contribution” means any (A) creation, development, improvement or modification of any of the Target IP Assets, Target IP Rights or Target Products or any part thereof, and (B) Technology Asset, work product or invention together with any Intellectual Property Right therein created or developed pursuant to any engagement with, employment by, or services rendered to or on behalf of, Target.

(xii)                           To Seller’s Knowledge, none of the Target IP Rights has been or is being infringed by any third parties.  Target has not received any notice that any Person is infringing, violating or misappropriating any part of the Target IP Rights or otherwise making any unauthorized use or disclosure of the Target IP Rights or Target IP Assets.

(xiii)                        Each relevant employee and officer of the Target has executed a proprietary information and inventions agreement or similar language in an Employment Contract, in each case, in the form(s) as delivered to Acquiror.  Target has not utilized any inventions, trade secrets or proprietary information of Target’s employees made prior to their employment, or any of its consultants made prior to or outside of engagement, by Target, in each case which Target does not own without restriction or have sufficient license rights therein.

(xiv)                       Except as set forth on Section 3.10(b)(xiv) of the Target Disclosure Schedule, Target has not, and none of Target’s employees during the course of their employment for Target has, participated in, contributed to, or submitted materials for any industry setting standards organization that would, whether under Law, in equity or under the policies, procedures, rules or regulations of such organization, adversely affect Target’s ownership in any Target IP Rights or Target IP Assets or impose any obligation whatsoever on Target or Acquiror for the licensing of any Intellectual Property Rights or Technology Assets.  Section 3.10(b)(xiv) of the Target Disclosure Schedule, identifies with particularity (a) the circumstances surrounding the participation, contribution, or submission, (b) the effect of participation contribution or submission on the Target IP Rights and/or Target IP Assets, (c) if applicable, the royalties collected or collectible for the licensing of any Target IP Rights or Target IP Assets, and (d) whether any Intellectual Property Rights or Technology Assets of the Acquiror or any rights therein could be affected by consummation of the transactions contemplated herein by virtue of the Target’s participation, contribution, or submission.

(xv)                          There are no settlements, forbearances to sue, consents, stipulations, decrees, injunctions, judgments, orders or any similar obligations (whether imposed or sanctioned by a Governmental Entity, resulting from a dispute or otherwise arising), in each case, to which Target is subject, which (a) restrict the right of Target to use, transfer, license or assert any Target IP Rights or Target IP Assets, or (b) restrict the Target Business or the use by Target of any Target IP Rights, Target IP Assets, Licensed IP Rights or Licensed IP Assets in order to avoid infringing upon a third party’s intellectual property rights or (c) permit third parties to use any Target IP Rights or Target IP Assets, or (d) affect the validity, use or enforceability of any Target IP Rights or Target IP Assets.

(xvi)                       Neither Target nor, to Seller’s Knowledge, any shareholder, officer or director of Target nor any Contributor, is in breach of any non-compete, non-solicitation, or notice requirement relating to the Target Business.

(xvii)                    Target is not now and has never been, and no previous owner of any Target IP Rights or Target IP Assets was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Target to grant or offer to anyone any license or other right to the Target IP Rights or Target IP Assets, including any future Technology Assets and Intellectual Property Rights developed, conceived, made or reduced to practice by Target after the Closing Date.

(xviii)                 All Target IP Rights and Target IP Assets will be fully transferable, alienable and licensable after the Closing Date without restriction and without payment of any kind to anyone.

(c)                                  Third-Party Intellectual Property Rights.

(i)                                     The operation of the Target Business has not and does not infringe or misappropriate any Intellectual Property Rights of a third party or constitute unfair competition or trade practices under the Law of any applicable jurisdiction.  Except for the Licensed IP Assets and Licensed IP Rights, all of the technology included in Target Products was developed by employees or contractors of Target (i) without the unlawful or unauthorized use of any third party technology or Intellectual Property Rights and (ii) after the expiration of any period of non-competition that would restrict such development as set forth in any agreement between Target, or any such employee or contractor, and any third party.

(ii)                                  Target has not received any demand, claim, notice, or inquiry from any third Person with respect to the operation of the Target Business, the practice of the Target IP Rights or Licensed IP Rights or the use of the Target IP Assets or Licensed IP Assets alleging or alluding to (1) infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or Technology Assets or (2) unfair competition or trade practices by such operation under the Law of any applicable jurisdiction. Target has not obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel).

(iii)                               Target has taken all steps to cause (a) any confidential information of third parties to be properly maintained and returned or disposed of in accordance with any obligations imposed on the recipient of such information, (b) any confidential information of third parties not to be used or disclosed in violation of any obligation to any third party, and (c) any employee or contractor not to use or disclose the confidential information of any previous employer or client in the course of his or her employment or engagement with Target.  Target has obtained written agreements from all employees and contractors with whom Target has shared confidential proprietary information (i) of Target or (ii) received from others which Target is obligated to treat as confidential, which agreements require such employees and contractors to keep such information confidential.

(iv)                              No individual named in the definition of “Seller’s Knowledge” and, to Seller’s Knowledge, no other Person employed by or, consulting with, Target has during the course of their employment or consulting relationship with Target (a) violated or is violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with any former employer or other third party, (b) disclosed or is disclosing or utilized or utilizing any trade secret or proprietary information or documentation of any former employer or other third party or (c) interfered or is interfering in the employment relationship between any third party and any of its present or former employees.

(v)                                 Target has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions in standard sales, distribution or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror.

(d)                                 Confidentiality.

(i)                                     With respect to any information or materials disclosed to Target from a third party that is confidential, Target has satisfied all material obligations, however arising, it may have had or has at the Closing to treat such information or materials confidentially.  Target has refrained from using any such information or materials in violation of any confidentiality obligation Target has with respect to such information or materials.

(ii)                                  Target has taken reasonable actions to protect and maintain the confidentiality of all Target IP Assets that Target holds or purports to hold as a trade secret, including entering into agreements requiring confidential treatment by third parties to whom any such Target IP Asset is disclosed.

(iii)                               Target has not delivered, disclosed or licensed to any Person, or agreed to deliver, disclose or license to any Person, any source code or material proprietary algorithms that is owned, purported to be owned, or developed by Target (“Target Source Code”).  No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in the disclosure or delivery by Target or any escrow agent or other party acting on Target’s behalf or pursuant to any Target Contract to any Person of any Target Source Code.  Target has taken reasonable measures to protect its ownership of, and rights in, all Target Source Code and protect such Target Source Code from disclosure to and use by any other Person.

(e)                                  No Adverse Consequences of Transaction.  Neither this Agreement nor the transactions contemplated thereby will result in (i) Target granting to any Person any right to or with respect to any Intellectual Property Rights or Technology Assets owned or licensed by Target, (ii) Target being bound by, or subject to, any non-competition or other material restriction on the operation or scope of the Target Business, (iii) Target being obligated to pay any royalties or other material amounts to any Person in excess of those payable by Target in the absence of this Agreement or the Transactions, (iv) result in a loss, adversely affect or trigger any third party rights in or to any, or that may affect the validity, use or enforceability of, Target IP Rights, Target IP Assets, Licensed IP Rights or Licensed IP Assets, or (v) result in the release of or trigger any obligation with respect to Target Source Code.  Target and Acquiror shall be able to exercise the rights and privileges of the Target IP Rights, Target IP Assets, Licensed IP Rights and Licensed IP Assets after the transactions contemplated herein in the same manner as Target was able to do so prior to such transaction.

(f)                                   Products.

(i)                                     Section 3.10(f)(i) of the Target Disclosure Schedule, contains a complete and accurate list (by name and version number) of all Target Products, including all Product Software, of Target, and identifies, for each such Target Product, whether Target provides support or maintenance for such Target Product.

(ii)                                  No Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”).  Target has taken reasonable steps to prevent the introduction of Viruses into Target IP Assets.

(iii)                               To Seller’s Knowledge, Target has provided to Acquirer information, either through the Electronic Data Room, by giving access to bug tracking databases or otherwise, identifying and describing all bugs, errors and defects in the Target Products.

(iv)                              Section 3.10(f)(iv) of the Target Disclosure Schedule describes all material bugs, errors and defects with respect to any of the Target Products that materially and adversely affects, or may reasonably be expected to materially and adversely affect, the value, functionality or fitness for the intended purpose of such Target Products.  Without limiting the generality of the foregoing, (i) there are no material bugs, errors or defects in any Target Products; (ii) there have been and are no claims asserted against Target or any of its distributors or customers related to bugs, errors or defects in Target Products; and (iii)  no Target Products have been recalled or required to be recalled.

(g)                                  Privacy; Security Measures.

(i)                                     Privacy.  Target has complied in all material respects with all applicable Law, contractual obligations and Target’s privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of Target, and has taken all appropriate and industry standard measures to protect and maintain the confidential nature of such personally identifiable information.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby will comply with all applicable Law relating to privacy and with Target’s privacy policies. Target has not received a complaint regarding Target’s collection, use or disclosure of personally identifiable information.

(ii)                                  Security Measures.  Target has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, all security and other measures reasonably required to protect all computers, networks, software and systems used in connection with the operation of Target (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse.  Target has provided to Acquirer all of its disaster recovery and security plans, and procedures relating to Information Systems.  To Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of any of the Information Systems.

3.11                        Related Party Transactions.  No contracts or arrangements exist among Target, on one hand, and Seller, Seller’s shareholders and/or their affiliates, on the other hand, except for employment relationships described on the Schedule of Employees and Consultants and those listed in Section 3.11 of the Target Disclosure Schedule.

3.12                        Minute Books.  The minute books and the analogous collection of corporate documents for Target have been provided to Acquiror through the Electronic Data Room and they contain a materially complete and accurate summary of all meetings of the board of directors and general meetings since the time of formation.

3.13                        Material Contracts.  Other than (i) the employment-related contracts listed in Section 3.20 of the Target Disclosure Schedule and (ii) contracts for the sale of Target Products in the ordinary course of business consistent with past practice pursuant to Target’s standard form of sales contract that has been provided to Acquiror (“Standard Sales Contracts”), all Material Contracts of Target are listed in Section 3.13 of the Target Disclosure Schedule.  With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without the Seller’s Knowledge, have been caused by a party to such Material Contract other than Target, and, to Seller’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Seller’s Knowledge, have been caused by a party to such Material Contract other than Target; and (c) neither Target nor, to Seller’s Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Target, or to Seller’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.  Target is not a party to any Material Contract that is an oral contract or other legally-binding unwritten arrangement.  “Material Contract” means any contract, agreement or commitment to which Target is a party and which contains any continuing legal obligations or has any continuing legal effect (a) with expected future receipts or expenditures in excess of $175,000, (b) required to be listed on the Target Disclosure Schedule pursuant to Section 3.10; (c) requiring Target to indemnify any Person (other than indemnification provisions in standard sales agreements with end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror); (d) granting any exclusive rights to any party; (e) evidencing indebtedness for borrowed or loaned money that is still outstanding, including outstanding guarantees of indebtedness, other than trade debt incurred in the ordinary course of business; (f) evidencing a lease of real property; (g) that could reasonably be expected to have a Material Adverse Effect if breached by Target in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract; or (h) that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement.

3.14                        Inventory.  The inventories shown on the Net Working Capital Certificate were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business, net of any provisions made in this respect in the Net Working Capital Certificate.  Since the Target Balance Sheet Date, Target has continued to replenish inventories substantially in a normal and customary manner consistent with past practices.  Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality, the raw materials, supplies or component products required for the manufacture, assembly or production of Target Products.  The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with Norwegian GAAP.  Target has no unrecorded Liabilities with respect to the return of any item of inventory in the possession of distributors, wholesalers, retailers or other Customers.  Adequate provision has been made in the Net Working Capital Certificate and on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage, all to the extent required by Norwegian GAAP.

3.15                        Accounts Receivable.  The accounts receivable reflected in the Net Working Capital Certificate are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than affiliates, are not subject to any prior assignment or Encumbrance, are not subject to valid defenses, set-offs or counter claims and are collectible.

3.16                        Customers and Suppliers.  Section 3.16 of the Target Disclosure Schedule sets forth an accurate list of the (a) (i) revenues generated from each of the top 10 distributors and contract manufacturers purchasing from Target for the year-ended December 31, 2012, (ii) revenues generated from each of the top 10 End Customers of Target for the year-ended December 31, 2012, and (b) payments made to each of the top 10 suppliers of Target for the year-ended December 31, 2012.  Since January 1, 2012, no entity listed on Section  3.16(a)(i) or (a)(ii) of the Disclosure Schedule and no supplier of Target or its Subsidiaries (a) has canceled or otherwise terminated, or, to Seller’s Knowledge, threatened to cancel or otherwise terminate, its relationship with Target, or (b) has decreased materially, or, to Seller’s Knowledge, threatened to decrease materially, its services or supplies to Target in the case of any such supplier, or its usage of Target’s services or its purchase of Target Products.  Target has not engaged in any Fraud with respect to Acquiror or any Customer or supplier of Target.

3.17                        Title to Property.  Target has good and marketable title to all of its properties, interests in properties and tangible assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current Taxes not yet due and payable; (b) such imperfections of title, liens and easements and similar Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing indebtedness for borrowed money that are reflected on the Target Balance Sheet; (d) statutory or common Law liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business consistent with past practice; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law incurred in the ordinary course of business consistent with past practice; and (f) statutory or common Law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens incurred in the ordinary course of business consistent with past practice.  The plants, property and equipment of Target that are used in the Target Business are in all material respects in good operating condition and repair, subject to normal wear and tear.  All properties used in the Target Business are reflected in the Target Balance Sheet to the extent required by Norwegian GAAP.  Target owns no real property.

3.18                        Environmental Matters.

(a)                                 The following terms shall be defined as follows:

(i)                                     “Environmental Laws” shall mean any Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.18(a)(ii)).

(ii)                                  “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

(b)                                 Target and its Subsidiaries are and have been in compliance with all Environmental Laws applicable to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities that may or will give rise to liability of Target under Environmental Laws.  To Seller’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities.  To Seller’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target Current Facilities.  No employee of Target or other Person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending or threatened against Target with respect to Hazardous Materials or Environmental Laws.  To Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis for assertion of a claim against Target or that could reasonably form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.19                        Taxes.

(a)                                 Tax Returns.  Target has duly and timely filed all Tax Returns required to be filed with any Tax Authority, which Tax Returns in all respects are true, correct and complete.  Target is currently not the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made by a Tax Authority in a jurisdiction where Target has not filed Tax Returns that Target is or may be subject to taxation by that jurisdiction.  Target is not subject to income Tax in any country other than its country of formation by virtue of having a permanent establishment or other place of business in that country.  Target has not at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return.  Target has provided to Acquiror in the Electronic Data Room copies of all income Tax Returns and all other material Tax Returns filed by Target.  Target is not party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(b)                                 Tax Payments; Accruals; Withholding.  Target has timely paid all Taxes that have become due (whether or not shown as due on a Tax Return). Target has no Liabilities for unpaid Taxes other than (i) those reflected in the provisions for Tax liability set forth in the Target Balance Sheet; and (ii) those incurred following the Target Balance Sheet Date in the ordinary course of business consistent with past practice.  All Taxes that Target was required to withhold or to collect for payment have been withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authorities.  There are no liens for Taxes upon any of the assets of Target other than liens for Taxes not yet due and payable.

(c)                                  Deficiencies; Waivers; Audits; Rulings.  No Tax deficiency is outstanding or assessed or, to Seller’s Knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet.  Target has not executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.  No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target, and there is to Seller’s Knowledge no basis for the commencement of any Tax dispute against Target.  Target has not granted any power of attorney with respect to any Tax matter which is currently in force, other than to third parties for purposes of payroll, custom duties, value-added tax and other third parties to whom such powers of attorney are customarily granted.  No material issues relating to Taxes were raised by a Tax Authority in any completed audit or examination of Target that would reasonably be expected to recur in a taxable period not yet audited.  Target has not received from any Tax Authority (including jurisdictions where Target has not filed Tax Returns) any (i)  notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against Target.  Target has delivered to Acquiror correct and complete copies of all Taxing Authority examination reports and statements of deficiencies assessed against or agreed to by Target.  Target has not been the subject of a ruling received from a Taxing Authority that has continuing effect.  There are no requests for rulings or determinations in respect of any Tax pending between Target and any Tax Authority.

(d)                                 Liability for any Other Person’s Taxes.  Target has no joint and several Tax Liability for any Person by reason of having filed an affiliated, consolidated, combined or unitary income Tax Return with such other Person.  Target is not a party to any Tax-sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement or arrangement with any other Person.  Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person (including Seller and/or any affiliate of Seller) or agreed to indemnify any other Person (including Seller and/or any affiliate of Seller) with respect to any Tax.

(e)                                  Tax Incentives.  No Tax exemption, Tax benefits or other positive Tax treatments which Target enjoys can be cancelled as a consequence of circumstances deriving from Target’s activities prior to Closing.

(f)                                   Dispositions.  All dispositions accounted for in the Audited Financial Statements have been correctly treated for Tax purposes.  There is no basis for reclassification of dispositions and Target will continue to record all dispositions in a manner which will not lead to any basis for reclassifications from a Tax and/or accounting purpose until the Closing.

3.20                        Employee Benefit Plans.

(a)                                 No plan, program, policy, contract, agreement or other arrangement provides for severance, separation, or termination pay to employees, other than as required by Law.

(b)                                 Section 3.20(b) of the Target Disclosure Schedule contains a complete and accurate list of each Target Employee Plan.

(c)                                  Target has delivered to Acquiror:  (i) a complete copy of each Target Employee Plan as amended (or a summary of any oral Target Employee Plan); (ii) a copy of any and all rulings or notices issued by a governmental authority to Target specifically with respect to each such Target Employee Plan; (iii) all contracts and agreements (and any amendments thereto) relating to each such Target Employee Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent annual actuarial valuation, if any, prepared for each such Target Employee Plan; and (v) all communications relating to the creation, amendment or termination of each such Target Employee Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to Target.

(d)                                 Each of the Target Employee Plans has been established, maintained and administered in compliance with its terms and conditions and with the Law applicable to such Target Employee Plan.  No Target Employee Plan has unfunded liabilities as of the Closing Date except for those that are fully offset by insurance or have been fully accrued on the Net Working Capital Certificate.  All Target Employee Plans required to have been approved by a Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved, no such approval has been revoked (nor, as of the Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval relating to any such Target Employee Plan that is reasonably likely to adversely affect any such approval relating thereto.

(e)                                  The pension liabilities shown in the Audited Financial Statements (including the notes thereto) duly reflect all pension obligations and commitment of the Target and its Subsidiaries as for the relevant periods and as per the relevant dates.  Since the Target Balance Sheet Date, no pension liabilities have been incurred outside of the ordinary course of business.  Section 3.21(e) of the Target Disclosure Schedule contains a complete and correct description of all pension obligations, including the most recent actuarial report (if applicable), and commitments of Target in relation to Employees and former employees of Target.  Target has complied with all terms and conditions of such pension obligations and commitments.

(f)                                   There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or threatened with respect to any Target Employee Plan or any related trust or other funding medium or with respect to Target, as the sponsor or fiduciary thereof, nor, to the Seller’s Knowledge, is there any reasonable basis therefor.  No Target Employee Plan or any related trust or other funding medium or any fiduciary is the subject of an audit, investigation or examination by a Governmental Entity.

(g)                                  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target to severance benefits or any other additional payment (including golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement (including the Schedule of Employees and Consultants); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider except as provided in the Schedule of Employees and Consultants.

3.21                        Employees and Consultants.  The Schedule of Employees and Consultants delivered to Acquiror by Target prior to the execution of this Agreement accurately lists, as of the date of this Agreement, the names of all employees (whether full-time, part-time, temporary, leased or other), independent contractors and consultants of Target and its Subsidiaries, as well as each such individual’s: (a) base salary or hourly wage rate, as applicable, (b) full or part-time status, (c) location of employment or engagement, (d) whether employed pursuant to a visa, work permit, residence approval card or permit, (e) exempt status where applicable, (f) accrued, but unused vacation and the rate at which such leave is accrued, (g) dates of employment or engagement, (h) current position, (i) whether active or on a leave of absence (and if on a leave of absence, the type of leave), (j) incentive compensation arrangements, bonuses, and commissions, as applicable, (k) any contractual notice and severance payments in the event of termination of employment, engagement or change in control, (l) retention benefits paid or payable (in cash or otherwise), and (m) service credited for purposes of vesting and eligibility to participate under any Target Employee Plan.  Except as set forth on the Schedule of Employees and Consultants or as required by Law (including the Norwegian Act on Employee Inventions (Norwegian: Arbeidstakeroppfinnelsesloven) no employee, independent contractor, consultant or sales representative is entitled, or may become entitled pursuant to any existing agreement, to any compensation, commission or other payment in connection with any design win or sale of any Target Product.  Target and its Subsidiaries are in compliance, and have at all times during the applicable statute of limitations been in compliance, with all applicable Law respecting terms and conditions of employment, immigration and taxation.  There are no proceedings pending, threatened or reasonably expected, between Target, on the one hand, and any of its current or former employees, consultants or independent contractors, on the other hand.  There are no claims pending, threatened or reasonably expected, against Target under any workers’ compensation or long-term disability plan or policy that is not fully offset by insurance.  Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to any Law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage.  Target is not a party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or group of employees, nor, to Seller’s Knowledge, are there any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize its employees.  There is no labor union, works council, employee representative or other labor organization or group of employees, which, pursuant to applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.  Target have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, to date.  No employee of Target has any entitlement to the use of any vehicle owned or leased by Target.  Except as otherwise set forth in Section 3.21 of the Target Disclosure Schedule, all U.S. employees of Target are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason.  All employees of Target are correctly classified as exempt or non-exempt for purposes of applicable Law.  All contractors and/or consultants of Target and its Subsidiaries are correctly classified as independent contractors under applicable Law.  Target has complied with the requirements of applicable Law related to the verification of legal permission to work with respect to all non-local employees of Target.

3.22                        Insurance.  Section 3.22 of the Target Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by Target.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds.  To Seller’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.23                        Compliance With Laws.  In all material respects, Target has complied with all Law and is not in violation of any Law.  Target has not received any notices of violation with respect to any Law.

3.24                        Brokers’ and Finders’ Fee.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from or through Target in connection with this Agreement or any transaction contemplated hereby.

3.25                        International Trade Matters.  Target is, and at all times has been, in compliance with and has not been and is not in violation of any Trade Law (defined below).  Target has not received any order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any Trade Law, including pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry.  “Trade Law” shall mean statutes, laws and regulations to the extent governing the import or export of commodities, software or technology into any country or from any country in which the Target Business is conducted and the payment of required duties and tariffs in connection with same.  Target has not been required to obtain, nor currently possesses, any licenses from any Governmental Entity relating to the export of any items, including but not limited to any commodities, software or technology.

3.26                        Products and Services.  Each Target Product designed, manufactured, sold or delivered by Target has been in conformity in all material respects with all applicable Law and specifications, and, to Seller’s Knowledge, in accordance with all express and (to the extent not effectively disclaimed and capable of being disclaimed) implied warranties.  To Seller’s Knowledge, Target has no Liabilities for replacement or repair thereof or other Damages in connection therewith other than standard warranties or warranties under Customer Contracts for repair or replacement remedies offered to Customers in the ordinary course of business for which Target has made adequate reserves in the Target Balance Sheet and in the Net Working Capital Certificate in accordance with Norwegian GAAP.  There are no facts in existence as of the date of this Agreement which could reasonably be expected to give rise to a product liability claim or an epidemic defect, product recall or hazard condition with respect to any Target Product.  Target has performed all services that are part of the Target Business in a professional and workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures and practices.  At the time that Target has delivered Target Products, none of the Target Products has contained any computer code in any software, firmware, or microcode incorporated in a Target Product (“Product Software”) that is designed to: (i) intentionally harm in any manner the operation of such Product Software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) intentionally disable such Product Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); or (iii) permit Target or any third party to access the Product Software or personal information or intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the Software to cease functioning or to damage or corrupt personal information, data, storage media, programs, equipment or communications.

3.27                        Claims.  Since December 31, 2011, no Customer or other Person has asserted or, to the Seller’s Knowledge, threatened to assert any material claim against Target (i) under or based upon any warranty provided by or on behalf of Target, (ii) under or based upon any other warranty relating to any Target Product, or (iii) under or based on any product liability claim relating to the Target Products, nor is there any reasonable basis therefor.

3.28                        Responsibility for Legal and Tax Consequences.  Seller has had the opportunity to consult with its own legal counsel and Tax advisors.  Seller shall be responsible for its own Tax consequences relating to the Closing and the transactions contemplated by this Agreement.

3.29                        Disclosure.  To Seller’s Knowledge, no representation or warranty made by Seller in this Agreement (including and read in conjunction with the information contained in the schedules and exhibits) contains any untrue statement of a material fact or fails to include a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.  To Seller’s Knowledge, Sellers has not failed to disclose to Acquiror any facts that may have a Material Adverse Effect.  To Seller’s Knowledge, the documents contained in the Electronic Data Room (such documents collectively, the “Disclosed Documents”) give a fair and accurate presentation of the Target and the Target Business in all material respects and are not misleading in any material way. To Seller’s Knowledge, the Disclosed Documents include all documents material to the Target and the Target Business.  All copies of documents provided are true and correct copies, and there is to Seller’s Knowledge, no material fact or circumstance omitted that relates to Target or the Target Business and which could reasonably be expected to be material to Acquiror’s decision to enter into this Agreement.

4.                                      Representations and Warranties of Acquiror.

Acquiror represents and warrants to Target that the statements contained in this Section 4 are true and correct.

4.1                               Authority.  Acquiror is a company limited by shares duly organized, validly existing and in good standing under the laws of the Republic of Singapore.  Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror.  The Board of Directors of Acquiror has approved this Agreement and the transactions contemplated hereby and no other corporate action on the part of Acquiror is necessary to authorize the execution, delivery and performance by Acquiror of this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligations of Acquiror enforceable against Acquiror in accordance with its terms.  The execution and delivery of this Agreement by Acquiror does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provisions of Acquiror’s organizational documents or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse or time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any material contract or Law applicable to Acquiror or any properties or assets of Acquiror, except, in the case of clause (ii), for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits as, individually or in the aggregate, could not reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated hereby.  No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity, is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (i) any required filings under the Exchange Act; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

4.2                               Financing.  Acquiror has sufficient financing for all payments to be made pursuant to or referenced in this Agreement and such financing is not dependent on any additional financing that is subject to final approvals or other conditions that may prevent the funds from being available at the respective due date.

5.                                      Conduct Prior to the Closing.

5.1                               Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except (i) as set forth in Section 5.1 of the Target Disclosure Schedule, (ii) to the extent reasonably required by this Agreement, (iii) as reasonably required by applicable Law, or (iv) as consented to in writing by Acquiror (which consent shall not be withheld, delayed or conditioned if withholding, delaying or conditioning such consent would be unreasonable), Seller shall cause Target to: (a) carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes; (c) pay or perform other obligations when due; and (d) use commercially reasonable efforts (which shall not be construed as an obligation for the Seller to make any payments to such Persons in this respect) to preserve intact its present business organizations, keep available the services of its present officers and Key Personnel and preserve its relationships with Customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.  Seller agrees to promptly notify Acquiror of (a) any event that could reasonably be expected to have a Material Adverse Effect; (b) any event that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement, and (c) any change in its capitalization as set forth in Section 3.5.  Without limiting the foregoing, except as expressly contemplated by this Agreement or Section 5.1 of the Target Disclosure Schedule, Seller agrees that Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

(a)                                 Charter Documents.  Cause or permit any amendments to its Organizational Documents;

(b)                                 Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Shares, or split, combine or reclassify any Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares, or repurchase or otherwise acquire, directly or indirectly, any Shares except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)                                  Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Shares or other convertible securities;

(d)                                 Intellectual Property.  Transfer to any Person any Target IP Rights or Target IP Assets, or enter into, terminate or amend, any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property Rights, other than in the ordinary course of business consistent with prior practice;

(e)                                  Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Target Products, Target IP Rights or Target IP Assets;

(f)                                   Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice (for the avoidance of doubt, selling assets to suppliers shall not be considered to be within the ordinary course of business);

(g)                                  Indebtedness.  Incur any indebtedness for borrowed money other than as reasonably required to fund the operations of Target until Closing that are reflected in the Net Working Capital Certificate, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(h)                                 Agreements.  Enter into, terminate or amend, in a manner that will adversely affect the Target Business, (i) any agreement involving the obligation to pay or the right to receive  at least $100,000, or (ii) any agreement that is or would be a Material Contract, in each case, other than Standard Sales Contracts entered into in the ordinary course of business;

(i)                                     Payment of Obligations.  Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) not set forth on the Target Balance Sheet or arising in the ordinary course of business;

(j)                                    Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(k)                                 Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l)                                     Termination or Waiver.  Terminate or waive any right of substantial value;

(m)                             Employee Plans.  Amend any Target Employee Plan or Target International Employee Plan or adopt any plan that would constitute a Target Employee Plan or Target International Employee Plan except in order to comply with applicable Law or pursuant to this Agreement;

(n)                                 New Hires; Pay Increases.  Hire any new officer-level employee, pay any bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement), or increase the benefits, salaries or wage rates of its employees;

(o)                                 Severance Arrangements.  Grant or pay any severance or termination pay or benefits to any director or officer or employee;

(p)                                 Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable right, provided that it consults with Acquiror prior to the filing of such a suit or (iii) to enforce its rights under this Agreement;

(q)                                 Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(r)                                    Taxes.  Make or change any election in respect of Taxes, change any accounting method in respect of Taxes, adopt or change any period of accounting, file any material Tax Return or any amendment to a Tax Return, enter into any closing agreement with any Taxing Authority or similar agreement or arrangement with respect to Taxes, settle any claim or assessment in respect of Taxes, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)                                   Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in Norwegian GAAP;

(t)                                    Discounts.  Grant any discount or other concession in connection with the collection of any account receivable;

(u)                                 Collections.  Collect any account receivable other than in the ordinary course of business; or

(v)                                 Other.  Take or agree in writing or otherwise to take, any of the actions described in this Section 5.1.

5.2                               Confidentiality.  The parties acknowledge that Acquiror and Target have previously executed the Mutual Nondisclosure Agreement dated February 6, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.  To the extent there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail.

5.3                               No Solicitation.

(a)                                 From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller shall not, directly or indirectly through any officer, director, employee, representative or agent or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Seller or Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

(b)                                 Seller shall notify Acquiror as promptly as possible (and no later than 24 hours) after receipt by Seller or Target (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person that informs Seller or Target (or their advisors) that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

6.                                      Additional Agreements.

6.1                               Access to Information.  Seller covenants that Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours during the period from the date of this Agreement through the Closing (the “Pre-Closing Period”), to (A) all properties, personnel, books, contracts, commitments and records of Target and (B) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request.  Subject to compliance with applicable Law, during the Pre-Closing Period, upon Acquiror’s reasonable request, Target shall confer on a regular and frequent basis with one or more representatives of Acquiror to report regarding Target’s operational matters of materiality and the general status of Target’s ongoing operations.  No information or knowledge obtained by Acquiror in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation, warranty or covenant contained herein, the indemnification obligations set forth herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

6.2                               Public Disclosure.  Seller covenants that neither Seller, Seller’s shareholders nor Target shall, without the consent of Acquiror, issue any press release or otherwise make any public statement or make any other disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, except as may be required by Law, except that Seller’s shareholders shall be entitled to disclose the amount of the Initial Consideration, the Holdback Amount, the Note and the potential Earn-Out Period Additional Consideration following public disclosure by Acquiror or Parent.  Acquiror shall be entitled to issue press releases and otherwise make public statements or other disclosures regarding Target, the terms of this Agreement and the transactions contemplated hereby.

6.3                               Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Seller covenants that in no event shall any such costs or expenses be charged to Target.

6.4                               Seller Waiver.  Effective as of the Closing, and other than Liabilities reflected in the Net Working Capital Certificate, Seller hereby waives and releases all Liabilities of Target to Seller.

6.5                               Guarantee by Parent.  Parent hereby guarantees the performance by Acquiror of all of Acquiror’s obligations pursuant to any covenant or agreement to be performed by Acquiror pursuant to, or in connection with, this Agreement.

6.6                               Payment of Taxes.  Seller covenants that Seller shall timely pay (or cause to be paid) all taxes and social contributions applicable to any options to acquire Seller’s shares and any exercise or other settlement thereof and any distribution of proceeds to such option holders.  Seller shall deliver evidence thereof to Acquiror promptly following such payment.

6.7                               Shareholder Meeting.  Seller covenants to hold the shareholder meeting necessary to approve this Agreement and the transactions contemplated hereby as soon as possible following the date hereof and in no event later than June 15, 2013.

6.8                               Confidentiality.  Except as permitted pursuant to Section 6.2, Seller agrees to treat all information regarding the Target or the Parent Group as confidential information and Seller shall not use or disclose any such confidential information for any purpose.

7.                                      Closing Conditions.

7.1                               Conditions to the Obligations of Acquiror.  The obligations of Acquiror to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Acquiror:

(a)                                 Representations and Warranties.  As of the date of the Agreement and as of the Closing Date, the representations and warranties of Seller shall be true and correct in all material respects.

(b)                                 Performance of Obligations.  Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)                                  Certificate of Officers.  Acquiror shall have received (i) a certificate executed on behalf of Seller by the chief executive officer and chief financial officer of Seller certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) shall have been satisfied, and (ii) the Net Working Capital Certificate.

(d)                                 No Governmental Litigation.  There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror, Seller nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Closing; (ii) relating to the Closing and seeking to obtain from Acquiror or Target, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares of Target; or (iv) that would materially and adversely affect the right of the Acquiror or Target to own the assets or operate the Target Business.

(e)                                  No Other Litigation.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Closing or any of the other transactions contemplated by this Agreement; (ii) relating to the Closing and seeking to obtain from Acquiror or Target, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of the Acquiror or Target to own the assets or operate the business of Target.

(f)                                   Key Personnel.  Each of the Key Personnel shall have executed and delivered to Acquiror the welcome letter in substantially the form attached hereto as Exhibit G (the “Welcome Letter”) provided by Acquiror and shall not have (a) revoked or altered their acceptance of the welcome letter or (b) resigned or expressed their intent to resign.

(g)                                  Other Personnel.  At least 90% of the individuals (excluding the Key Personnel) to whom Acquiror has offered a Welcome Letter (in the form attached hereto as Exhibit G except that it shall not alter any non-solicitation and non-competition terms of their employment) shall have executed and delivered such Welcome Letter provided by Acquiror and shall not have (a) revoked or altered their acceptance of thereof or (b) resigned or expressed their intent to resign.

(h)                                 Non-Competition Agreement.  All of the Main Founders shall have executed and delivered to Acquiror a Non-Competition Agreement in substantially the form set forth as Exhibit C (the “Non-Competition Agreement”).

(i)                                     Non-Employee Non-Solicitation Agreement.  Northzone Ventures VI L.P. and Investinor AS shall have executed and delivered to Acquiror a Non-Solicitation Agreement in substantially the form set forth as Exhibit D (the “Non-Employee Non-Solicitation Agreement”).

(j)                                    Debt.  Acquiror shall have received evidence satisfactory to Acquiror that: (a) all debts of Target for borrowed money shall have been repaid except to the extent reflected in the Net Working Capital Certificate, and (b) all Encumbrances associated therewith shall have been terminated.

(k)                                 Third Party Consents.  The consents, waivers of termination rights, and approvals listed on Section 3.2(a) of the Target Disclosure Schedule shall have been obtained and shall be in full force and effect.

(l)                                     Appointment of Board.  The Seller shall take all action necessary to cause extraordinary meetings of shareholders of Target to be held on the Closing Date in order to permit Acquiror to elect Acquiror’s designees as the sole members of the board of directors of Target (effective as of immediately following the Closing).

(m)                             Specified Condition.  The Seller shall have caused the Specified Condition as defined on Schedule 7.1(m) to have been satisfied.

(n)                                 Shareholder Undertaking regarding Distributions.  Each of the Persons set forth on Schedule 7.1(n) shall have executed the Shareholder Undertaking Regarding Distributions in the form of Exhibit F.

7.2                               Additional Conditions to Obligations of the Seller.  The obligations of Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

(a)                                 Representations, Warranties and Covenants.  As of the date of the Agreement and as of the Closing Date, the representations and warranties of Acquiror shall be true and correct in all material respects.

(b)                                 Performance of Obligations.  Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Acquiror as of the Closing.

(c)                                  Certificate of Officers.  Target shall have received a certificate executed on behalf of Acquiror certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

8.                                      Termination.

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing with respect to Section 8.1(b) through Section 8.1(c), by written notice by the terminating party to the other party (and may, for the avoidance of doubt, under no circumstances be terminated after the Closing):

(a)                                 by the mutual written consent of Acquiror and Seller;

(b)                                 by either Acquiror or Seller if the Closing shall not have been consummated on or before September 1, 2013; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available with respect to a party if the failure to consummate the Closing on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(b); or

(c)                                  by either Acquiror or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing.

8.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no Liability on the part of Acquiror, Seller or their respective officers, directors, employees, agents or shareholders; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; provided further, however, that the provisions of Sections 6.2, 6.3, 8.2 and 10 shall remain in full force and effect and survive any termination of this Agreement.

9.                                      Holdback and Indemnification.

9.1                               Indemnification.

(a)                                 Survival of Warranties.  All representations and warranties made by Target herein or in the certificates delivered pursuant to Section 7.1(c) shall survive the Closing and continue in full force and effect until: (a) 30 days after the expiration of all applicable statutes of limitations with respect to the matters set forth in Section 3.1 (Authority), Section 3.5 (Capital Structure), and Section 3.19 (Taxes) (the “Fundamental Representations”), (b) the third anniversary of the Closing Date with respect to the matters set forth in Section 3.10 (Intellectual Property) (the “Extended Representations”) and (b) the Termination Date with respect to all other matters (the “Other Representations”).

(b)                                 Indemnity.  Subject to the limitations set forth in this Section 9, from and after the Closing, Seller will indemnify and hold harmless Acquiror, Parent, any other direct or indirect subsidiary of Parent (each an “Acquiror Indemnified Person”) from and against any Damages arising out of or in connection with:

(i)                                     any breach of any Other Representation;

(ii)                                  any breach of any Extended Representations;

(iii)                               any breach of any Fundamental Representations;

(iv)                              any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement or the Confidentiality Agreement;

(v)                                 any Liability that should have been included in the calculation of Net Working Capital; or

(vi)                              any claims from Seller’s shareholders, creditors or option holders against Target or the Parent Group in respect of the liquidation and dissolution of Seller and the distribution of proceeds by Seller to Seller’s shareholders and option holders.

(c)                                  Right to Bring Claim.  Only Acquiror (or a Person designated in writing by Acquiror) may bring a claim to recover for Damages that are economic losses of Target or Acquiror.

(d)                                 Materiality Disregarded for Damages Calculation.  For purposes of determining the amount of any Damages with respect thereto (but not for purposes of determining whether a breach has occurred), all representations and warranties of Target that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified.

(e)                                  Essential Term.  The parties hereto acknowledge and agree that the rights of any Acquiror Indemnified Person to indemnification pursuant to this Section 9.1 are an essential part of the economic terms of the transactions contemplated by this Agreement.  An Acquiror Indemnified Person’s rights to indemnification under this Agreement shall in no way be limited or eliminated or otherwise affected by the fact that such Acquiror Indemnified Person, or any of its directors, officers, employees or advisors, was at any time prior to or as of the Closing or the execution of this Agreement aware (or should have become aware) of any fact (including that any representation or warranty was untrue or incorrect or that any covenant or agreement had been breached).

(f)                                   Tax Treatment of Indemnification Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder by Seller as an adjustment to the purchase price for the Shares for income Tax purposes.

9.2                               Holdback Period; Release From Holdback.  The remaining Holdback Amount (after satisfaction of any indemnification claims) shall be paid to Seller’s Bank Account within 5 Business Days following the Termination Date; provided, however, that a portion of such remaining Holdback Amount that, in the reasonable judgment of Acquiror, is sufficient to satisfy any potential unsatisfied claims specified in any Officer’s Certificate (as defined in Section 9.3 below) delivered to the Seller prior to the Termination Date shall be retained by Acquiror until such claims have been resolved.  For purposes of determining if Damages could reasonably be expected to exist in the future with respect to an identified matter, Acquiror shall be entitled to treat all allegations in a third-party claim (other than claims that are clearly frivolous) as valid until such time as they are finally adjudicated to be invalid.

9.3                               Claims Process.  On or before the Termination Date, Acquiror shall be entitled to deliver a certificate signed by an officer of Acquiror (an “Officer’s Certificate”) stating (i) Acquiror’s good faith belief that Damages exist (or could reasonably be expected to exist with respect to an identified matter) with respect to the indemnification obligations of Seller set forth in Section 9.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related or (ii) that an Excess Adjustment Amount has been finally determined pursuant to Section 2.5(b), then in each such case Acquiror shall, subject to the provisions of this Section 9, be entitled to retain out of the Holdback Amount cash having a value equal to such Damages or Excess Adjustment Amount, as applicable.  Subject to the provisions of this Section 9, including the limitations on liability set out in Section 9.7, if Damages exceed the available Holdback Amount, Acquiror is hereby authorized at any time thereafter and from time to time, to the fullest extent permitted by Law, to (a) reduce the Earn-Out Period Additional Consideration to satisfy any indemnification obligation of Seller, (b) obtain repayment from Seller to the extent any Holdback Amount, Earn-Out Period Additional Consideration or Initial Cash Consideration has already been paid to Seller and (c) obtain repayment from Seller in an amount equal to $19,999,981.21 (the original amount of the Note).  If Seller shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have 30 days to respond in a written statement to the objection of Seller.  If after such 30 day period there remains a dispute as to any claims, Seller and Acquiror shall attempt in good faith for an additional period of up to 45 days to agree upon the rights of the respective parties with respect to each of such claims.

9.4                               Resolution of Conflicts and Arbitration.

(a)                                 If no agreement has been reached after good faith negotiation between the parties pursuant to Section 9.3, either Acquiror or Seller may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator.  Acquiror and Seller shall agree on the arbitrator, provided that if Acquiror and Seller cannot agree on such arbitrator, either Acquiror or Seller can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity (but subject to the limitations of this Section 9), should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.

(b)                                 Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in Delaware, US and shall be governed by the JAMS Comprehensive Arbitration Rules and Procedures (located at www.jamsadr.com), except to the extent those rules and procedures conflict with provisions of this Agreement, in which case the provisions set forth in this Agreement regarding arbitration shall govern.  Seller and Acquiror shall each be responsible for (i) their own fees and expenses incurred in connection with any arbitration under this Section 9 and (ii) 50% of the arbitrator’s fees, in each of cases (i) and (ii), except to the extent such fees and expenses constitute Damages hereunder (in which case they shall be paid and reimbursed in accordance with the provisions of this Section 9).

(c)                                  Except with respect to matters subject to dispute resolution pursuant Section 2.4 or Section 2.5, any other dispute regarding this Agreement shall be resolved in the manner set forth in this Section 9.4.

9.5                               Notice and opportunity to defend.  In the event that Acquiror would make a claim against Seller, Acquiror shall allow and grant permission to Seller to gain reasonable access during normal business hours to all books and records held by Target reasonably relevant to the claim and the defense against the claim. Acquiror shall ensure that Target shall allow Seller such reasonable access.

9.6                               Third-Party Claims.  In the event Acquiror becomes aware of a third-party claim that Acquiror believes may result in an indemnification claim pursuant to Section 9, Acquiror shall notify the Seller of such claim (but the failure to deliver such notice shall not limit Acquiror’s rights under this Agreement).  Acquiror shall have the right in its sole discretion to settle any such claim.  Acquiror shall consult with the Seller prior to entering into a settlement of any claim that would result in Damages being paid from the remaining Holdback Amount (but Acquiror shall nevertheless be free to settle any such claim regardless of whether the Seller consents to such settlement).  In the event that the Seller has consented to any settlement of a third-party claim with regard to a specific dollar amount of Damages, the Seller shall have no power to dispute (under Section 9.3, Section 9.4 or otherwise) Acquiror’s right to indemnity hereunder with respect to such settlement.

9.7                               Limitations on Recovery.

(a)                                 Sole and Exclusive Remedy Pursuant to this Agreement.  Following the Closing, the indemnification rights provided in this Section 9 shall constitute the sole and exclusive remedy for Acquiror pursuant to this Agreement with respect to Damages of any kind or nature arising out of or in connection with any matter as listed in Section 9.1(b), other than with respect to Fraud by Target (prior to or as of the Closing) or by Seller.

(b)                                 Cap on Liability.  Without limiting the generality of Section 9.7(a), the recourse of Acquiror pursuant to this Agreement with respect to: (i) Section 9.1(b)(i) (Other Warranties) shall be limited to the Holdback Amount plus an offset against any earned but unpaid amount of any Earn-Out Period Additional Consideration; (ii) Section 9.1(b)(ii) ((Extended Warranties) shall be limited to the Holdback Amount, an offset against any earned but unpaid amount of any Earn-Out Period Additional Consideration and the right to be repaid by Seller to the extent any Holdback Amount or Earn-Out Period Additional Consideration has already been paid to Seller; and (iii) Section 9.1(b)(iii) (Fundamental Warranties) through Section 9.1(b)(vi) shall be limited to (a) the Holdback Amount, (b) an offset against any earned but unpaid amount of any Earn-Out Period Additional Consideration, (c) the right to be repaid by Seller to the extent any Holdback Amount, Earn-Out Period Additional Consideration or other Initial Cash Consideration has already been paid to Seller and (d) the right to be repaid $19,999,981.21 (the amount of the Note).  With respect to any situation in which multiple sections are applicable, the higher limit shall be applicable.  In the absence of Fraud, in no event shall the aggregate liability of Seller for indemnification or otherwise under this Agreement exceed an amount equal to the Holdback Amount plus the Initial Cash Consideration plus any accrued Earn-Out Period Additional Consideration plus $19,999,981.21 (the amount of the Note).

(c)                                  Single Loss Threshold.  Seller shall not be liable for any single claim where the Damages relating to such claim are less than $10,000 (for purposes of this calculation, all losses of a similar nature shall be treated as the same loss).  All Damages that are excluded pursuant to this Section 9.7(c) shall be disregarded for purposes of calculating the threshold referred to in Section 9.7(d).

(d)                                 Threshold for Certain Claims.  No claim for Damages shall be made with respect to Section 9.1(b)(i) through Section 9.1(b)(iii) unless all Damages of all Acquiror Indemnified Persons under all such Sections, in the aggregate, exceed $650,000, in which case the Acquiror Indemnified Person shall be entitled to indemnification for all Damages from the first dollar (without regard to the limitation set forth in this Section 9.7(c)).

(e)                                  No Limitation on Additional Agreements.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit (A) the survival provisions of Section 8.2 if the Closing does not occur; or (B) the liability in amount or otherwise of any Seller with respect to Fraud by Seller or the Target.

(f)                                   No Subrogation.  For the avoidance of doubt, to the extent that an Acquiror Indemnified Person is entitled to indemnification pursuant to this Section 9, the Seller shall not be entitled to exercise, or be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Acquiror Indemnified Person or any of its Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

(g)                                  Tax benefits and Tax detriments.  Any Damages shall be calculated net of any Tax benefits actually realized (by reduction of Taxes otherwise payable or by refund) by the Parent Group, in the aggregate, by reason of deductibility of such Damages during or prior to the Taxable period in which the indemnification payment is made; provided, however, that a realized Tax benefit shall not decrease such Damages if such Tax benefit would have been realized even in the absence of the relevant breach by Seller or other item described in Section 9.1(b).  Any Damage shall be calculated by increasing such Damage by any Tax detriment actually realized (by increase in Taxes otherwise payable or by reduction of refund) by the Parent Group, in the aggregate, by reason of income with respect to such Damage or indemnification payment during or prior to the Taxable period in which the indemnification payment is made; provided, however, that a realized Tax detriment shall not increase such Damages if such Tax detriment would have been realized even in the absence of the relevant breach by Seller or other item described in Section 9.1(b).

(h)                                 Mitigation.  Where the matter giving rise to indemnity is capable of remedy, Acquiror shall not be entitled to indemnification unless written notice of the matter is given to Seller and the matter is not remedied to the reasonable satisfaction of Acquiror within 30 days thereafter.  Notwithstanding the foregoing, such notice requirement and 30 day period shall not impact any other deadlines or calculations under this Agreement or the accrual of indemnifiable Damages (for example, Acquiror shall be entitled to submit a claim pursuant to Section 9.3 even if such 30 day period has not yet been completed).

(i)                                     Other limitations.  Seller shall not be liable for indemnification hereunder with respect to Damage to the extent (a) covered by a provision made in the Net Working Capital Certificate or otherwise reflected in the final calculation of the Net Working Capital, (b) covered by insurance proceeds or other third party payments actually received by the relevant Acquiror Indemnified Person with respect to such Damages (minus any resulting insurance premiums or other costs relating to such recovery (such as litigation costs incurred to obtain such insurance proceeds or third party payments)) or (c) based on a contingent loss, which shall not be deemed Damage unless and until such contingent loss becomes an actual loss.  Until the contingency is resolved, Acquiror shall be entitled to retain the Holdback Amount and any Earn-Out Period Additional Consideration under this Section 9 with respect to any such contingent loss even if it has not yet become an actual loss. Furthermore, with respect to a breach of Section 3.10(f)(iv) or 3.26, Seller shall not be liable for the cost of any debugging or redesign undertaken in the ordinary course of business.

10.                               General Provisions.

10.1                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered and received: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a)                                 if to Acquiror, to:

Silicon Laboratories International Pte. Ltd.
No 6 Serangoon North Ave. 5 06-01
Singapore 554910
e-mail: legal@silabs.com

with a copy to:

Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, Texas 78701

Attention:  General Counsel
e-mail: legal@silabs.com

and a copy to:

DLA Piper LLP (US)
401 Congress, Suite 2500
Austin, Texas 78701
Attention: Philip Russell, P.C.
e-mail: Philip.Russell@dlapiper.com

(b)                                 if to Seller, to:

Energy AS
Sandakerveien 118, N-0484
Oslo, Norway
Attention: Geir Førre, CEO
e-mail: g.forre@energymicro.com

with a copy to:

Advokatfirmaet Schjødt AS
P.O. Box 440

4002 Stavanger

Norway
Attention:  Dag Sigvart Kaada
e-mail: daka@schjodt.no

10.2                        Taking of Necessary Action; Further Action.  The parties will take reasonable action in order to effectuate the Closing in accordance with this Agreement within reasonable time.

10.3                        LIMITATION OF LIABILITY.  IN NO EVENT SHALL ACQUIROR BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.4                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5                        Entire Agreement; Parties in Interest; Assignment.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Letter of Intent, dated April 28, 2013, but excluding the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.  No party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement including the exhibits and schedules hereto (including the Target Disclosure Schedule).  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than to Acquiror Indemnified Persons pursuant to Section 9.  This Agreement shall not be assigned by Seller without the written consent of Acquiror.  This Agreement shall not be assigned by Acquiror without the written consent of Seller, unless Acquiror and Parent guarantees the performance by such assignee of Acquiror’s obligations hereunder.

10.6                        Dissolution and liquidation of Seller. Acquiror acknowledges that Acquiror has been notified that a dissolution and liquidation (Norwegian: “oppløsning og avvikling”) of Seller is contemplated and will be initiated as soon as practical following signing of this Agreement.  Acquiror’s rights under this Agreement shall not be limited and Acquiror’s obligations under this Agreement shall not be expanded by such dissolution and liquidation. The Seller covenants that (a) Seller shall not complete any liquidation before June 30, 2019, provided, however, that Seller may make intermediate distributions of liquidation proceeds prior to such period, (b) Seller shall not distribute any funds or assets to its shareholders other than by way of liquidation proceeds pursuant to the Private Limited Liabilities Act Chapter 16, (c) upon any such distribution, the Seller undertakes to inform its shareholders clearly that the proceeds may be subject to a reclaim in case a claim is filed by the Acquiror pursuant to the Agreement as there are unsettled possible claims under such Agreement, and (d) Seller shall notify Acquiror of the amounts distributed to each of Seller’s shareholders and their address.  Subject to the conditions set forth in this Section 10.6, Acquiror agrees not to object in any way, either directly or indirectly, to the dissolution and liquidation of Seller.  Furthermore, it is agreed that any claims made towards Seller’s shareholders pursuant to Section 16-12 of the Norwegian private limited liability companies act shall be on a pro rata basis so that each shareholder shall be liable only for a percentage of the claim equal to its ownership interest in Seller as per the date of this Agreement.

10.7                        Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8                        Remedies Cumulative.  Except as otherwise provided herein, any and all remedies expressly conferred in this Agreement upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred by this Agreement, and the exercise by a party of any one remedy under this Agreement will not preclude the exercise of any other remedy expressly conferred by this Agreement.

10.9                        Governing Law.  This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law.

10.10                 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  References herein to a Section shall be deemed to also refer to all subsections under such Section (e.g. a reference to Section 3.10(b) would be deemed to refer to Section 3.10(b)(i) and Section 3.10(b)(ii) and any subsections thereunder as well).  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  All references in this Agreement that provide that documents have been “delivered to Acquiror” or “provided to Acquiror” shall be deemed satisfied solely to the extent that (a) the applicable document(s) was provided in the Electronic Data Room at least one day prior to the date hereof or (b) delivered via e-mail to Acquiror’s legal counsel or an employee of Acquiror engaged in the negotiation or due diligence investigation regarding this transaction at least two days prior to the date hereof.  All references herein to “$” or “dollar” shall mean US dollars.  References herein to an entity taking an action shall include any action taken by such entity’s employees and agents.

10.11                 Amendment; Waiver.  This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by both Acquiror and Seller.  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar) unless explicitly waived.

IN WITNESS WHEREOF, Acquiror, Seller and Parent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SILICON LABORATORIES INTERNATIONAL PTE. LTD.

By:	/s/ Jennifer Teong Su Ping
Jennifer Teong Su Ping
General Manager

ENERGY AS

By:	/s/ Geir Førre
Geir Førre
General Manager

SILICON LABORATORIES INC.

By:	/s/ Tyson Tuttle
Tyson Tuttle
Chief Executive Officer

Signature Page to Share Purchase Agreement